Exhibit 10.2

KEY EXECUTIVE EMPLOYMENT
AND SEVERANCE AGREEMENT

By and Between

INTEGRYS ENERGY GROUP, INC.

And

_______________________

As Amended and Restated Effective January 1, 2009

i

24.	No Waiver	36
25.	Headings	36
26.	Code Section 409A Compliance	36

ii

KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

THIS AGREEMENT, made and entered into as of the _____ day of __________________, 2008, by and between Integrys Energy Group, Inc., a Wisconsin corporation (hereinafter referred to as the “Company”), and _____________________ (hereinafter referred to as “Executive”).

W I T N E S S E T H

WHEREAS, the Executive and the Company are parties to a key Executive Employment and Severance Agreement that was originally effective as of September 9, 2004;

WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (the “Employer”) in a key executive capacity and the Executive’s services are valuable to the conduct of the business of the Company;

WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company;

WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Executive’s services and to protect its confidential information and goodwill;

WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing current uncertainty about the Executive’s future employment with the Employer without regard to the Executive’s competence or past contributions, which uncertainty may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders, even if such a change in control never does in fact occur, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the Executive’s relationship with the Company in the event of certain changes in control;

WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders;

WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition; and

WHEREAS, it is desirable to amend and restate the Key Executive Employment and Severance Agreement between the Executive and the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows, which shall replace the Key Executive Employment and Severance Agreement presently in effect between the Executive and the Company:

1. Definitions.

(a) Act.  For purposes of this Agreement, the term “Act” means the Securities Exchange Act of 1934, as amended.

(b) Affiliate and Associate.  An “Affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and the term “Associate” used to indicate a relationship with any person, means:

(i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is,

directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities,

(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and

(iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(c) Beneficial Owner.  For purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” of any securities:

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or (B) securities issuable upon exercise of any rights agreement that the Company may have in effect at a time before the issuance of such securities;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding:  (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(c)(ii) above) or disposing of any voting securities of the Company.

(d) Cause.  “Cause” for termination by the Company of the Executive’s employment in connection with a Change of Control of the Company shall, for purposes of this Agreement, be limited to:

(i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative;

(ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Executive’s ability to perform his duties or responsibilities; or

(iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).

(e) Change in Control of the Company.  For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:

(i) any Person (other than any employee benefit plan of the Company or of any subsidiary of the Company, any Person organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company’s then outstanding securities;

(ii) one-half or more of the members of the Board are not Continuing Directors;

(iii) there shall be consummated any merger, consolidation, or reorganization of the Company with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company other than a shareholder who is an Affiliate or Associate of any party to such consolidation or merger;

(iv) there shall be consummated any merger of the Company or share exchange involving the Company in which the Company is not the continuing or surviving corporation other than a merger of the Company in which each of the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately  after the merger;

(v) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to a Person which is not a wholly owned subsidiary of the Company; or

(vi) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(f) Code.  For purposes of this Agreement, the term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(g) Continuing, Director.  For purposes of this Agreement, the term “Continuing Director” means:

(i) any member of the Board of Directors of the Company who was a member of such Board on the date of this Agreement;

(ii) any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board; and

(iii) additional directors elected by a majority of the Continuing Directors then on such Board.

(h) Covered Termination.  Except as provided in 2(b), for purposes of this Agreement, the term “Covered Termination” means any Termination of Employment where the Termination Date is any date on or after the date on which a Change in Control of the Company has occurred and prior to the end of the Employment Period.

(i) Employment Period.  For purposes of this Agreement, the term “Employment Period” means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the earlier of the third anniversary of such date or the Executive’s Normal Retirement Date.

(j) Good Reason.  For purposes of this Agreement, the Executive shall have a “Good Reason” for termination of employment in connection with a Change in Control of the Company in the event of:

(i) any breach of this Agreement by the Company, including specifically any breach by the Company of its agreements contained in Sections 4, 5 or 6 hereof;

(ii) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company or the Employer on the date of the Change in Control of the Company or any other positions with the Company or the Employer to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of disability pursuant to Section 12 hereof;

(iii) a good faith determination by the Executive that there has been a significant adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company or the Employer from such working conditions or status in effect during the 180-day period immediately prior to the Change in Control of the Company, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements; or

(iv) failure by the Company to obtain the agreement referred to in Section 17(a) hereof as provided therein.

(k) Normal Retirement Date.  For purposes of this Agreement, the term “Normal Retirement Date” means the earlier of:

(i) “Normal Retirement Date” as defined in Part A of the Wisconsin Public Service Corporation Retirement Plan, or any successor plan, as in effect on the date of the Change in Control of the Company; or

(ii) such earlier retirement date chosen by the Executive prior to the commencement of the Employment Period.

(l) Person.  For purposes of this Agreement, the term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(m) Separation from Service.  For purposes of this Agreement, the term “Separation from Service” means the date on which the Executive has a Termination of Employment or if later, separates from service (within the meaning of Code Section 409A) from the Company and each other corporation, trade or business that, with the Company, constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c).  For this purpose, Code Sections 414(b) and (c) shall be applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears.     Specifically, if Executive continues to provide services to the Company or an affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(n) Termination of Employment.  For purposes of this Agreement, the Executive’s “Termination of Employment” shall occur when the Company and Executive reasonably anticipate that no further services will be performed by the Executive for the Company after a certain date or that the level of bona fide services the Executive will perform after such date as an employee of the Company will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company over the immediately preceding 36-month period (or such lesser period of services).  For purposes of this definition, the term Company includes each other corporation, trade or business that, with the Company, constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c).  For this purpose, Code Sections 414(b) and (c) shall be applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears.  An Executive is not considered to have a Termination of Employment if the Executive is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months, or (ii) the period during which the Executive’s right to reemployment by the Company or controlled group member is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a

Termination of Employment.  Further, for purposes of determining whether the Executive has incurred a Termination of Employment, if the Executive is not actively at work during the period that there exists a dispute pursuant to Section 1(o)(v)(B) or (C), the Executive shall be considered to be on a bona fide leave of absence for which his right to reemployment is guaranteed during the period that begins on the date on which the Executive last performs active services and ends on the Termination Date that ultimately is established pursuant to Section 1(o)(v)(B) or (C).

(o) Termination Date.  For purposes of this Agreement, except as otherwise provided in Section 2(b), Section 10(b) and Section 17(a) hereof, the term “Termination Date” means:

(i) if the Executive’s employment is terminated by the Executive’s death, the date of death;

(ii) if the Executive’s employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement which is set forth in such written agreement;

(iii) if the Executive’s employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 12 hereof, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period;

(iv) if the Executive’s employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and

(v) if the Executive’s employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good

Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period.  Notwithstanding the foregoing,

(A) If termination is for Cause pursuant to Section 1(d)(iii) of this Agreement and if the Executive has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty day or shorter period, then the Executive’s employment hereunder shall continue as if the Company had not delivered its Notice of Termination.

(B) If the Company (or the Employer) shall give a Notice of Termination for Cause or by reason of disability and the Executive in good faith notifies the Company that a dispute exists concerning the termination within the fifteen day period following receipt thereof, then the Executive may elect to continue his employment during such dispute, and the Termination Date shall be determined under this paragraph.  If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (2) the date of the Executive’s death, or (3) one day prior to the end of the Employment Period.  If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Company (of the Employer) had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice.  In either case, this Agreement continues, until the Termination Date, if any, as if the Company (or the Employer) had not delivered the Notice of Termination except that, if it is finally determined that the Company (or the Employer) properly terminated the Executive for the reason asserted in the Notice of Termination, the Executive shall in no case be entitled to a Termination Payment (as hereinafter defined) arising out of events occurring after the Company delivered its Notice of Termination.

(C) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company (or the Employer) notifies the Executive that a dispute exists concerning the termination within the fifteen day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph.  If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earliest of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (2) the date of the Executive’s death or (3) one day prior to the end of the Employment Period.  If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice.  In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

(D) Except as provided in Paragraph (B) and (C) above, if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date fifteen days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

2. Termination or Cancellation Prior to Change in Control.

(a) Subject to Subsection 2(b) hereof, the Company (and the Employer) and the Executive shall each retain the right to terminate the employment of the Executive or terminate and cancel this Agreement at any time prior to a Change in Control of the Company.  Subject to Subsection 2(b) hereof, in the event the Executive’s employment is terminated by the Company (or the Employer) prior to a Change in Control of the Company, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.  In the event the Executive’s employment is terminated by the Executive prior to a Change in Control of the Company, except for obligations of the Executive in Section 14(b) hereof which shall survive such termination, this Agreement shall be terminated and cancelled and of no further force and effect and any and all rights and obligations of the parties except those in Section 14 shall cease.

(b) Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company shall occur and if the Executive’s employment with the Company or a subsidiary of the Company shall have been terminated by the Company or the Employer (other than a termination due to the Executive’s death or as a result of the Executive’s disability) or if this Agreement shall have been otherwise terminated and cancelled by the Company during the period of 180 days prior to the date on which the Change in Control of the Company shall occur, then for all purposes of this Agreement such termination of employment shall be deemed a “Covered Termination” (and the Executive’s Termination Date shall be the date of such termination of employment) and any such termination and cancellation of this Agreement unless effected in the manner specified in Section 19 hereof, shall be null and void unless it shall be reasonably demonstrated by the Company that such termination of employment or termination and cancellation of this Agreement:

(i) shall not have been at the request of a third party who had taken steps reasonably calculated to effect a Change in Control of the Company; or

(ii) shall not otherwise have arisen in connection with or in anticipation of a Change in Control of the Company.

3. Employment Period.  If a Change in Control of the Company occurs when the Executive is employed by the Company or a subsidiary of the Company, the Company will, or will cause the Employer to, continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Agreement.  Any termination of the Executive’s employment during the Employment Period, whether by the Company or the Employer, shall be deemed a termination by the Company for purposes of this Agreement.

4. Duties.  During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of the Change in Control of the

Company or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted.  The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed during the 180-day period prior to the time of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time.  Without the Executive’s consent the Executive shall not be required to be absent from such metropolitan area more than 45 days in any fiscal year of the Company.

5. Compensation.  During the Employment Period, the Executive shall be compensated as follows:

(a) The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than the Executive’s highest annual base salary as in effect during the 180-day period immediately prior to the Change in Control of the Company, subject to any deferral election then in effect and subject to adjustment as hereinafter provided.

(b) The Executive shall receive fringe benefits at least equal in value to those provided for the Executive at any time during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Executive, those provided generally at any time during the Employment Period to executives of the Company (or the Employer) of comparable status and position to the Executive.  The Executive shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Executive in effect at any time during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Executive, those provided generally at any time during the Employment Period to executives of the Company (or the Employer) of comparable status and position to the Executive, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses.

(c) The Executive shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Employer’s salaried employees in general, including but not limited to retirement, savings, group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; provided, that, in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(c) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company.

(d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company (or the Employer) of comparable status and position to the Executive.

(e) The Executive shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, pension restoration, stock option, stock appreciation, stock bonus and similar or comparable plans; provided, that, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(e) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company; and provided, further, that the Company’s obligation to include the Executive in bonus or incentive compensation plans shall be determined by Subsection 5(f) hereof.

(f) To assure that the Executive will have an opportunity to earn incentive compensation after a Change in Control of the Company, the Executive shall be included in any bonus plan of the Company or the Employer which shall satisfy the standards described below (such plan, the “Bonus Plan”) if the Executive was participating in a bonus plan or plans of the Company or the Employer in effect at any time during the 180-day period immediately prior to the Change in Control of the Company.  Bonuses under any such Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company or the Employer as the Company or the Employer shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the goals under any bonus plan or plans of the Company or the Employer as in effect at any time during the 180-day period immediately prior to the Change in

Control of the Company (whether one or more, the “Prior Bonus Plan”) and in view of the Company’s or the Employer’s existing and projected financial and business circumstances applicable at the time.  The amount of the bonus (the “Bonus Amount”) that the Executive is eligible to earn under any such Bonus Plan shall be no less than the amount of the Executive’s target award provided in such Prior Bonus Plan, and in the event the Goals are not achieved such that the entire target award is not payable, any such Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the target award reasonably related to that portion of the Goals which were achieved.  Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Executive’s employment.

6. Annual Compensation Adjustments.  During the Employment Period, the Board of Directors of the Company or the Employer (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company, and in accordance with the Company’s or the Employer’s practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Executive’s base compensation rate, at least annually:

(i) commensurate with increases generally given to other executives of the Company or the Employer of comparable status and position to the Executive, and

(ii) as the scope of the Company’s or the Employer’s operations or the Executive’s duties expand.

7. Termination For Cause or Without Good Reason.  If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section

13 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof.

8. Termination Giving Rise to a Termination Payment.  (a) If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of:

(i) death,

(ii) disability pursuant to Section 12 hereof, or

(iii) Cause (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in Section 14(a) hereof, the Termination Payment pursuant to Section 9(b) hereof.

(b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

(i) The Executive shall receive, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s status with the Company immediately prior to the Change in Control of the Company (or, if higher, immediately prior to the termination of the Executive’s employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the availability of outplacement services shall not extend beyond December 31 of the second calendar year following the calendar year in which occurs the Executive’s Separation from Service; and provided further, that the cost to the Company of such services shall not exceed 15% of the Executive’s annual base salary in effect immediately prior to the Change in Control of the Company.

(ii) Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the most favorable life insurance, hospitalization, medical and dental coverage, provided to the Executive and his family during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Executive, the coverage in effect generally at any time thereafter for executives of the Company (or the Employer) of comparable status and position to the Executive and their families, subject to the following:

(A) If applicable, following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.

(B) To the extent required in order to comply with Section 409A of the Code, during the first six months following the Executive’s Separation from Service, the Executive shall pay the Company for any life insurance coverage that provides benefits under a group term life insurance policy.  Promptly following the end of such six month period, the Company shall make a cash payment to the Executive equal to the aggregate premiums paid by the Executive for such coverage, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period.

9. Payments Upon Termination.

(a) Accrued Benefits.  For purposes of this Agreement, the Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein:

(i) all base salary for the time period ending with the Termination Date;

(ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date;

(iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect;

(iv) any bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs, or for any prior year or incentive period to the extent that such bonus or incentive compensation is otherwise payable to the Executive but has not been previously paid, under any bonus or incentive compensation plan or plans in which the Executive is a participant; and

(v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, other than severance payments under the Company’s (or the Employer’s) severance policies or practices, in the form most favorable to the Executive which were in effect at any time during the 180-day period immediately prior to the Change in

Control of the Company or during the Employment Period.  Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to Subsections (i) and (ii) or, with respect to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.  Termination of the Executive’s employment does not affect deferral or distribution elections that the Executive may have in place with respect to the payment of any of the Accrued Benefits that are subject to Code Section 409A, and payment of such amounts will be made pursuant to the terms of the benefit plan or practice under which the deferral election was made.

(b) Termination Payment.

(i) Subject to the limits set forth in Subsection 9(b)(ii) hereof, the Termination Payment shall be an amount equal to (A) the Executive’s annual base salary, at the highest rate as in effect at any time during the 180-day period immediately prior to the Change in Control of the Company, as adjusted upward, from time to time, pursuant to Section 6 hereof, plus (B) the amount of the average annual bonus award (determined on an annualized basis for any bonus award paid for a period of less than one year and excluding any year for which the Executive did not participate in any bonus plan) paid to the Executive with respect to the three complete fiscal years preceding the Termination Date (the aggregate amount set forth in (A) and (B) hereof shall hereafter be referred to as “Annual Cash Compensation”), times (C) the lesser of (1) 2.99 and (2) the number of years or fractional portion thereof remaining in the Employment Period determined as of the Termination Date.  Long-term incentive awards are not considered for this purpose.  The Termination Payment shall be paid to the Executive in cash equivalent on the last business day of the seventh month following the month in which occurs the Executive’s Separation from Service (or as soon as practicable after, but in no event later than 2½ months following the scheduled payment date in the case of an Executive who is deemed to have a Covered Termination pursuant to Section 2(b)).  Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.  The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of Executive to, any other severance payments under any Company (or Employer) severance policy, practice or agreement; provided that if the Executive has received severance payments under any other Company (or Employer) severance policy, practice or agreement prior to the date of the Termination Payment hereunder, the Termination Payment will be reduced by the amount of the severance payment received by the Executive under such other policy, practice or agreement.  The Company shall bear up to $10,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under this Subsection 9(b).

(ii) (A)  Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in its aggregate, “Total Payments”), would constitute an “excess parachute payment” that is subject to the tax (the

“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to the Executive of the Total Payments prior to reduction in accordance with Subsection 9(b)(ii)(A) is greater than the After-Tax Value to the Executive if Total Payments are reduced in accordance with Subsection 9(b)(ii)(A).

(B) For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such “parachute payments” shall be valued as provided therein.  Present value shall be calculated in accordance with Section 280G(d)(4) of the Code (or any successor provision).  Within forty (40) days following the delivery of the Notice of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), or in the case the Executive is deemed to have incurred a Covered Termination pursuant to Section 2(b), within forty (40) days following the date of the Change in Control of the Company, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and acceptable to the Executive in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth:

(1) the amount of the Base Period Income,

(2) the amount and present value of Total Payments,

(3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Subsection 9(b)(ii),

(4) the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A) did not apply, and

(5) the After-Tax Value of the Total Payments taking into account the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A).  The term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code (or any successor provision).  For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive.  For purposes of determining the After-Tax Value of Total Payments, the Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Termination Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Termination Payment is made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes.  The opinion of National Tax Counsel shall be dated as of the Termination Date and addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such opinion determines that there would be an excess parachute payment and that the After-Tax Value of the Total Payments taking into account the reduction contemplated under Subsection 9(b)(ii)(A) is greater than the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under Subsection 9(b)(ii)(A) did not apply, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  If such National Tax Counsel so requests in connection with the opinion required by this Subsection 9(b)(ii), the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive.  If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this Section 9(b)(ii) shall be of no further force or effect.

(C) If, notwithstanding the provisions of Subsection 9(b)(ii)(A), but subject to Subsection 9(b)(ii)(D), it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to the Excise Tax even though the reduction contemplated under Subsection 9(b)(ii)(A) was applied in order to avoid application of the Excise Tax, the Company shall reimburse the Executive for the Excise Tax and any interest charges or penalties incurred by the Executive in respect of the imposition of such Excise Tax, and for any federal, state or local income tax or employment tax or further Excise Tax incurred by Executive with respect to any reimbursement under this provision.  Such reimbursement shall be made as soon s practicable after the date on which the Executive pays the tax and provides notice to the Company of the payment of tax, but no later than the end of the Executive’s taxable year following the taxable year in which the taxes are remitted.

(D) If legislation is enacted or if regulations or rulings are promulgated that would require the Company’s shareholders to approve this Agreement, prior to a Change in Control of the Company, due solely to the provision contained in Subsection 9(b)(ii)(C), then

(1) from and after such time as shareholder approval would be required, until shareholder approval is obtained as required by such legislation, Subsection 9(b)(ii)(C) shall be of no force and effect;

(2) the Company and the Executive shall use their best efforts to consider and agree in writing upon an amendment to this Subsection 9(b)(ii) such that, as amended, this Subsection would provide the Executive with the benefits intended to be afforded to the Executive by Subsection 9(b)(ii)(C) without requiring shareholder approval; and

(3) at the reasonable request of the Executive, the Company shall seek shareholder approval of this Agreement at the next annual meeting of shareholders of the Company.

10. Death.  (a)  Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and beneficiaries shall receive all the Executive’s Accrued Benefits through the Termination Date.

(b) In the event the Executive dies after a Notice of Termination is given:

(i) by the Company; or

(ii) by the Executive for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived; provided that the distribution will be made as soon as practicable (and within 90 days following) the Executive’s death and the requirement that payment be deferred until the last business day of the seventh month following the month in which occurs the Executive’s Separation from Service will not apply.  For purposes of this Subsection 10(b), the Termination Date shall be the earlier of thirty days following the giving of the Notice of Termination, subject to extension pursuant to Section 1(o) hereof, or one day prior to the end of the Employment Period.

11. Retirement.  If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the

Executive shall also be entitled to receive a Termination Payment pursuant to Section 8(a) hereof.

12. Termination for Disability.  If, during the Employment Period, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Company may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13 hereof.  If the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Section 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

13. Termination Notice and Procedure.  Any Covered Termination by the Company or the Executive (other than a termination of the Executive’s employment that is a Covered Termination by virtue of Section 2(b) hereof) shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 23 hereof:

(a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(b) Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

(c) If the Notice is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder on or after the date fifteen days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date.  If the Notice is given by the Company, then the Executive may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive’s rights hereunder.

(d) The Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement pursuant to Subsection 1(d)(iii) hereof.

(e) The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days.  After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

14. Further Obligations of the Executive.

(a) Competition.  The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to Accrued Benefits and the Termination Payment,

the Executive shall not, for a period expiring one year after the Termination Date, without the prior written approval of the Company’s Board of Directors, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or its subsidiaries, where the operating revenues of the Company from activities in competition with such entity amount to 10% or more of the total operating net revenues of the Company for its most recently completed fiscal year; provided, however, that nothing in this Section 14(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

(b) Confidentiality.  During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Employer), except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company.  Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company.  All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

15. Expenses and Interest.  If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, the Executive shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by US Bank Milwaukee, National Association, Milwaukee, Wisconsin, or any successor thereto, from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement.  Within ten days after the Executive’s written request therefore (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses.

16. Payment Obligations Absolute.  The Company’s obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else.  Except as provided in Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

17. Successors.  (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company.  Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date.  In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person.  The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder.  Except as provided in this Subsection, this Agreement shall not be assignable by the Company.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive under Sections 7, 8, 9, 10, 11, 12 and 15 hereof if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Executive’s death.

18. Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

19. Amendment.  This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

20. Withholding.  The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law.  In addition, if prior to the date of payment of the Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly.  The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

21. Certain Rules of Construction.  No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise.  No draft of this Agreement shall be taken into account in construing this Agreement.  Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

22. Governing Law; Resolution of Disputes.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin.  Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Green Bay, Wisconsin or, at the Executive’s election, if the Executive is not residing or working in the Green Bay, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Green Bay, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive’s residence.  The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

23. Notice.  Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 13(c) hereof, shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive.  If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Integrys Energy Group, Inc., Attention:  Secretary (or President, if the Executive is the Secretary), 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

24. No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

25. Headings.  The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

26. Code Section 409A Compliance.  The Company and the Executive agree that to the extent Code Section 409A applies to this Agreement, the Agreement shall be interpreted and administered in accordance with the requirements of Code Section 409A so that there will not be a plan failure under Code Section 409A(a)(1), and all amounts payable hereunder shall be distributed only in compliance with the requirements of Code Section 409A, including by way of example and without limitation, Code Section 409A(2)(A)(i), which prohibits the distribution of certain compensation subject to Code Section 409A to a “specified employee” of a publicly traded company, in the case of a distribution that occurs by reason of the employee’s separation of service other than death, from occurring any earlier than six months after the date of such separation of service.  The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INTEGRYS ENERGY GROUP, INC.

By:

Title:

Attest:

Title:

EXECUTIVE:

By:

Title:

EXECUTIVE ADDRESS:

___________________________________________

___________________________________________